EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm	August 8, 2007

The Board of Directors
Northern Oil and Gas, Inc.:

We hereby consent to the use in this Registration Statement on Amendment Number 2 to Form SB-2, of our report dated March 14, 2007, relating to the balance sheet of Northern Oil and Gas, Inc. as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period ended December 31, 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Mantyla McReynolds LLC
Mantyla McReynolds LLC
Salt Lake City, Utah